January 27, 2017

Resource Real Estate Diversified Income Fund
c/o 80 Arkay Drive
Hauppauge, NY 11788

RE: Resource Real Estate Diversified Income Fund, File Nos. 333-183982 and 811-22749

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 of Resource Real Estate Diversified Income Fund.  We hereby give your our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 under the Securities Act of 1933 (Amendment No. 13 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

Thompson Hine llp Attorneys at Law	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone: 614.469.3200 Fax: 614.469.3361